GameStop Reports Third Quarter 2015 Results
Company reiterates full year EPS guidance of $3.66 to $3.86
Gross margin rate expands by 280 basis points

Grapevine, Texas (Nov. 23, 2015)-GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the third quarter ended October 31, 2015.

The following table summarizes the third quarter results for fiscal 2015 and 2014 (in millions, except per share amounts):

	Quarter Ended
*(Adjusted Results)	Oct 31, 2015	Nov 1, 2014	Change
Net sales	$2,016.3	$2,092.2	(3.6)%
Same store sales	(1.1)%	(2.3)%
Net income*	$57.0	$64.3	(11.4)%
Diluted EPS*	$0.54	$0.57	(5.3)%

Paul Raines, chief executive officer, stated, “Our third quarter results were at the low end of our guidance range due to lower than expected new software and hardware sales and delays in Technology Brands store openings; however, our expectations for the full year have not changed. Looking ahead to the fourth quarter, a solid slate of new video games, coupled with contributions from our diversified AT&T, Apple and ThinkGeek businesses and our in-store collectibles offerings are expected to drive our fourth quarter results; therefore, we are reiterating our full year earnings per share guidance range of $3.66 to $3.86.”

Q3 2015 Financial Summary
Total global sales decreased 3.6% to $2.0 billion (a 1.2% increase in constant currency) and consolidated global comparable store sales declined 1.1% (-1.7% in the U.S. and +0.3% internationally). Foreign currency exchange rate changes negatively impacted sales by approximately $100 million and earnings per share by $0.02.

In the new video game segments, new hardware sales declined 20.4% (a 15.4% decrease in constant currency), while new software sales decreased 9.3% (a 4.2% decrease in constant currency) due to the tough overlap of Destiny and Super Smash Bros. in Q3 2014.

Pre-owned sales increased 0.6% (a 4.9% increase in constant currency) driven by growth in PlayStation 4 and Xbox One pre-owned sales. Excluding the impact of foreign currency changes, this is the seventh consecutive quarter of positive pre-owned growth.

Technology Brands revenues increased 64.2%, driving a 31.1% sales increase (a 31.7% increase in constant currency) in the Mobile and Consumer Electronics category. Overall, this category contributed 14.0% of the company’s third quarter gross profit dollars, with an 81.2% increase in gross profit dollars. During the quarter, 105 new Technology Brands stores were opened and/or acquired.

Sales in the Other category grew 60.8% (a 69.8% increase in constant currency), driven by a nearly 400% sales increase of collectibles merchandise. Sales of collectibles merchandise, including ThinkGeek, are on track to reach the company’s goal of $300 million in fiscal 2015. Collectibles also drove 150 basis points of margin expansion in the Other category.

Non-GAAP digital receipts increased 8.7% (a 13.8% increase in constant currency) to $228.6 million, driven by sales of Destiny: The Taken King. GAAP digital sales totaled $40.0 million in the quarter. Based on year-to-date results, the digital category is on track to surpass $1 billion in receipts in fiscal 2015.

In the third quarter, as a result of non-recurring acquisition-related costs, the company recorded one-time charges of $1.6 million, $1.1 million net of tax benefits, or $0.01 per share. A reconciliation of non-GAAP adjusted net income to GAAP net income is included with this release (Schedule III).

Excluding the one-time charges, GameStop’s adjusted net earnings for the third quarter were $57.0 million, or adjusted diluted earnings per share of $0.54, compared to adjusted net earnings of $64.3 million, or adjusted diluted earnings per share of $0.57, in the prior year quarter.

Including the one-time charges, GameStop’s third quarter net earnings were $55.9 million, or diluted earnings per share of $0.53, compared to net earnings of $56.4 million or diluted earnings per share of $0.50, in the prior year quarter.

Capital Allocation Update
During the third quarter of 2015, the company repurchased $44.9 million of common stock at an average price of $43.85 per share. Through the first three quarters of the fiscal year, GameStop has repurchased $152.0 million worth of common stock at an average price of $41.95 and is on target to repurchase at least $200 million in its fiscal year. As of the end of the third quarter, there was $295.3 million remaining on the existing repurchase authorization.

GameStop’s board of directors also declared a quarterly cash dividend of $0.36 per common share payable on Dec. 15, 2015, to shareholders of record as of the close of business on Dec. 3, 2015.

Earnings Guidance
For the fourth quarter of fiscal 2015, GameStop expects comparable store sales to range from -1.0% to +6.0%. Diluted earnings per share are expected to range from $2.12 to $2.32, compared to adjusted diluted earnings per share of $2.15 in the prior year quarter.

For the full year, the company is reiterating its full year adjusted diluted earnings per share guidance range of $3.66 to $3.86. Incorporating third quarter results, full year comparable store sales are now expected to range from +2.0% to +6.0%.

Note: Guidance only includes the effect of the shares repurchased through the third quarter of 2015.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for Nov. 23, 2015 at 10:00 a.m. CT to discuss the company’s financial results. The phone number for the call is 888-599-8687 and the pass code is 510437. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,900 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 76 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 687 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 71 Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts and constant currency, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of constant currency information may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the fourth quarter and fiscal 2015, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; the risks associated with international operations, wireless industry partnerships and operations; the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 31, 2015 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Matt Hodges
Vice President, Public and Investor Relations
GameStop Corp.
(817) 424-2130

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	Oct 31, 2015	Nov 1, 2014

Net sales	$2,016.3	$2,092.2
Cost of sales	1,360.7	1,470.0

Gross profit	655.6	622.2

Selling, general and administrative expenses	525.5	494.3
Depreciation and amortization	39.4	38.1

Operating earnings	90.7	89.8

Interest expense, net	6.5	3.1

Earnings before income tax expense	84.2	86.7

Income tax expense	28.3	30.3

Net income	$55.9	$56.4

Net income per common share:
Basic	$0.53	$0.50
Diluted	$0.53	$0.50

Dividends per common share	$0.36	$0.33

Weighted average common shares outstanding:
Basic	105.4	111.9
Diluted	106.1	112.9

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	67.5%	70.3%

Gross profit	32.5%	29.7%

Selling, general and administrative expenses	26.1%	23.6%
Depreciation and amortization	1.9%	1.8%

Operating earnings	4.5%	4.3%

Interest expense, net	0.3%	0.2%

Earnings before income tax expense	4.2%	4.1%

Income tax expense	1.4%	1.4%

Net income	2.8%	2.7%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	39 weeks	39 weeks
	ended	ended
	Oct 31, 2015	Nov 1, 2014

Net sales	$5,838.8	$5,819.9
Cost of sales	3,963.7	4,020.4

Gross profit	1,875.1	1,799.5

Selling, general and administrative expenses	1,495.6	1,450.7
Depreciation and amortization	113.2	116.4

Operating earnings	266.3	232.4

Interest expense, net	17.5	4.8

Earnings before income tax expense	248.8	227.6

Income tax expense	93.8	78.6

Net income	$155.0	$149.0

Net income per common share:
Basic	$1.45	$1.31
Diluted	$1.45	$1.30

Dividends per common share	$1.08	$0.99

Weighted average common shares outstanding:
Basic	106.6	113.5
Diluted	107.2	114.4

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	67.9%	69.1%

Gross profit	32.1%	30.9%

Selling, general and administrative expenses	25.6%	24.9%
Depreciation and amortization	1.9%	2.0%

Operating earnings	4.6%	4.0%

Interest expense, net	0.3%	0.1%

Earnings before income tax expense	4.3%	3.9%

Income tax expense	1.6%	1.3%

Net income	2.7%	2.6%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	Oct 31,	Nov 1,
	2015	2014
ASSETS:
Current assets:
Cash and cash equivalents	$186.2	$374.0
Receivables, net	185.5	116.9
Merchandise inventories, net	1,856.3	1,714.4
Prepaid expenses and other current assets	200.5	179.3
Deferred income taxes	65.9	59.1
Total current assets	2,494.4	2,443.7

Property and equipment:
Land	17.6	20.1
Buildings & leasehold improvements	647.0	625.1
Fixtures and equipment	890.8	890.8
Total property and equipment	1,555.4	1,536.0

Less accumulated depreciation and amortization	1,077.9	1,071.0
Net property and equipment	477.5	465.0

Goodwill	1,479.2	1,408.5
Other noncurrent assets	383.9	324.4
Total assets	$4,835.0	$4,641.6

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,461.1	$1,316.1
Accrued liabilities	876.4	814.6
Income taxes payable	33.3	16.9
Current portion of debt	0.9	3.8
Total current liabilities	2,371.7	2,151.4

Other long-term liabilities	171.7	131.4
Long-term debt	350.0	350.2
Total liabilities	2,893.4	2,633.0

Stockholders' equity	1,941.6	2,008.6
Total liabilities and stockholders' equity	$4,835.0	$4,641.6

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	Oct 31, 2015		Nov 1, 2014
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total

Net Sales (in millions):

New video game hardware	$358.1	17.8%	$449.7	21.5%
New video game software	674.5	33.5%	743.7	35.5%
Pre-owned and value video game products	502.2	24.9%	499.3	23.9%
Video game accessories	138.0	6.8%	132.6	6.4%
Digital	40.0	2.0%	54.9	2.6%
Mobile and consumer electronics	165.2	8.2%	126.0	6.0%
Other	138.3	6.8%	86.0	4.1%

Total	$2,016.3	100.0%	$2,092.2	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	Oct 31, 2015		Nov 1, 2014
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$38.6	10.8%	$48.4	10.8%
New video game software	165.8	24.6%	172.7	23.2%
Pre-owned and value video game products	231.2	46.0%	237.8	47.6%
Video game accessories	50.4	36.5%	49.9	37.6%
Digital	31.5	78.8%	35.2	64.1%
Mobile and consumer electronics	91.5	55.4%	50.5	40.1%
Other	46.6	33.7%	27.7	32.2%

Total	$655.6	32.5%	$622.2	29.7%

GameStop Corp.

Schedule III
(in millions)
(unaudited)
Non-GAAP results
The following table reconciles the company's net income and earnings per share as presented in its unaudited Consolidated Statements of Operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its non-GAAP net income and earnings per share, which excludes the effects of business divestitures and acquisition costs.

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	Oct 31, 2015	Nov 1, 2014	Oct 31, 2015	Nov 1, 2014
GAAP Net Income	$55.9	$56.4	$155.0	$149.0

One-time acquisition costs:	1.0	—	6.6	—
Business divestitures	0.1	7.9	2.3	7.9

Non-GAAP Net Income	$57.0	$64.3	$163.9	$156.9

Non-GAAP earnings per share
Basic	$0.54	$0.57	$1.54	$1.38
Diluted	$0.54	$0.57	$1.53	$1.37

Number of shares used in non-GAAP calculation
Basic	105.4	111.9	106.6	113.5
Diluted	106.1	112.9	107.2	114.4